Contact: Paul Colasono, CFO	Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT REPORTS FIRST QUARTER 2007 OPERATING RESULTS

NEW YORK, May 16, 2007 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced its operating results for the first quarter of 2007.

For the three months ended March 31, 2007, total revenues were $42.5 million, compared with $42.2 million in the fourth quarter of 2006 and $38.7 million in the first quarter of 2006, representing an increase of 10%, from the year-ago quarter. While interest income rose 4.3% from the fourth quarter of 2006 to the first quarter of 2007, the relatively small increase in revenues resulted from a reduction in net gains on sales of loans and owned real estate, coupled with a reduction in accretion of purchase discount.

The Company recorded a net loss of $1.95 million in the first quarter of 2007, compared with a net loss of $1.59 million in the fourth quarter of 2006 and net income of $1.79 million in the first quarter of 2006. The net loss per diluted share increased to $0.25 for the three months ended March 31, 2007 versus a net loss $0.20 per diluted share in the quarter ended December 31, 2006 and net income of $0.22 per diluted share in the three months ended March 31, 2006. “The net loss in the most recent quarter included net operating expenses of the wholesale origination unit that was acquired from The New York Mortgage Company in the latter part of February 2007 of approximately $345,000, net of tax benefits, or approximately $0.04 per diluted share,” noted Paul Colasono, Chief Financial Officer of Franklin Credit Management Corporation.

First quarter 2007 operating results, when compared with the fourth quarter of 2006, also were impacted by a $1.3 million increase in the provision for loan losses and a reduction in accretion of purchase discount, which were somewhat offset by a reduction in collection, general and administrative expenses of $591,000. The increased provision for loan losses resulted from an increase in write-offs due to higher-than-expected default rates on certain loan pools acquired in 2004, combined with reductions in estimated values on both new and existing properties acquired through foreclosure. The 31% decrease in accretion of purchase discount in the first quarter or 2007, when compared with the linked-2006 quarter, was due to a declining balance of purchase discount available from pre-2005 portfolio acquisitions, a slowing of prepayments on the portfolio of acquired loan pools and less purchase discount available for accretion to income from 2005 and 2006 acquisitions.

Collection, general and administrative expenses were equivalent to 2.07% of average assets during the three months ended March 31, 2007, compared with 2.35% during the three months ended December 31, 2006 and 2.32% for the quarter ended March 31, 2006. The year-over-year increase in the absolute amount of collection, general and administrative expenses reflected, for the most part, growth in the Company’s business over the past two years and inclusion of approximately $500,000 in operating expenses of the acquired wholesale origination unit.

During the first quarter of 2007, Franklin acquired and originated $237 million in loans, compared with $258 million in the 2006 fourth quarter. The Company’s total assets at March 31, 2007 approximated $1.76 billion, for an increase of $96 million, or 5.7%, when compared with total assets at December 31, 2006, and an increase of 25% in total assets from March 31, 2006. Stockholders' equity totaled $45.72 million, or $5.70 per share, at March 31, 2007, compared with $5.93 per share at year-end 2006. The Company’s stockholders’ equity-to-assets ratio was 2.59% at March 31, 2007, compared with 2.85% at December 31, 2006 and 3.57% at December 31, 2005.

Interest income rose 4.3% from levels recorded in the fourth quarter of 2006, while interest expense increased by 1.2%, resulting in net interest income expansion of approximately $1.2 million during the three months ended March 31, 2007. “The Federal Home Loan Bank of Cincinnati’s 30-day advance rate, upon which the Company’s borrowing rates are based, decreased three basis points during the first quarter of 2007,” observed Mr. Colasono. “As a result, we experienced an increase in quarterly net interest income for the first time since the first quarter of 2006. This net interest income widening also reflected, in part, certain rate and other pricing modifications negotiated on our borrowing facilities as well as fewer calendar days than in the fourth quarter of 2006.”

The Company reported that, when compared to the year-ago first quarter, interest income increased by $5.5 million, or 16%, in the most recent quarter, while interest expense increased $7.1 million, or 29%. Mr. Colasono continued, “while the Federal Reserve has not raised short-term interest rates since July 2006, the resultant $1.6 million decline in our net interest income in the first quarter of 2007, when compared with the prior-year first quarter, was in large measure the result of seventeen consecutive Federal Reserve interest rate hikes that began in mid-2004 and a concomitant increase of approximately 400 basis points in the 30-day LIBOR rate.”

”We have begun to benefit from improved borrowing terms that the Company negotiated with its lead lending bank, as evidenced by a reduction in the weighted average interest rate on our term borrowed funds to 7.86% at March 31, 2007, versus 7.99% at December 31, 2006 and 8.10% at September 30, 2006.”

The quarter ended March 31, 2007 included net gains from sales of originated loans totaling $3,000, compared with net gains of $185,000 in the fourth quarter of 2006. First quarter net gains were negatively impacted by a mark-to-market charge to earnings of approximately $126,000, principally for loans closed from the pipeline of Alt A loans assumed from the acquisition of the wholesale lending unit. Commenting on the negligible net gain on loan sales in the current quarter, Chief Executive Officer Gordon Jardin noted, “although we sold a portion of our Liberty loan production in the last two quarters of 2006, we did not sell any Liberty loans in the first quarter of 2007 due to current adverse secondary mortgage market conditions. We originate Liberty loans principally for our portfolio and, unlike most subprime originators, have sold only a very small portion of the loans we have originated. The objective of the wholesale lending unit that we acquired is to expand our Liberty loan production in the most profitable states, and not to continue the origination of Alt A loans.”

“Our financial results are not acceptable, even though our reduced profitability has been largely due to the challenges of rising short-term interest rates and a flattening of the yield curve that has resulted in net interest income compression throughout the past two years,” commented Thomas Axon, Chairman and President of Franklin Credit Management Corporation. “While we have achieved significant reductions in our borrowing rates and other borrowing-related costs that will benefit our Company going forward, these improvements are not sufficient, and we are actively pursuing other alternatives to further reduce our borrowing costs in the future.”

“While Franklin Credit is not immune from the deteriorating housing and mortgage market, we are well positioned to take long-term strategic advantage of a residential real estate market that continues to deteriorate and a subprime mortgage market that is currently in disarray,” commented Mr. Axon. “We are actively and aggressively working on a number of strategies to attain additional and broader diversification of our funding sources so that we can capitalize on the opportunities in this market.” Mr. Jardin added, “we have the operational capability to take advantage of the present market opportunities in the coming quarters, as long as we can obtain the necessary and lower-cost fundings in a timely manner.”

The Company will host an investor conference call to discuss first quarter results today, May 16, 2007, at 2:00 p.m. Eastern Time (EDT). Shareholders and other interested parties may participate in the conference call by dialing 888-459-5609 (international participants dial 973-321-1024), and referencing the conference ID 8799867 a few minutes before 2:00 p.m. EDT, May 16, 2007. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=39837.  A replay of the call will be available through May 23, 2007 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay Access Code is 8799867. The call will also be archived on the Internet through August 13, 2007, at http://www.videonewswire.com/event.asp?id=39837 and on the Company's website at www.franklincredit.com.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the Company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of the Company’s relations with the Company’s principal lender and such lender's willingness to extend credit to the Company; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (v) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vi) the status of the Company’s regulatory compliance; and (vii) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2007 AND DECEMBER 31, 2006 (UNAUDITED)

	March 31, 2007 (Unaudited)	December 31, 2006
ASSETS
Cash and cash equivalents	$6,735,515	$3,983,104
Restricted cash	36,272,555	32,689,154
Short-term investments	20,550,956	20,311,193
Notes Receivable:
Principal	1,223,688,459	1,174,039,567
Purchase discount	(12,244,539)	(12,423,746)
Allowance for loan losses	(49,155,945)	(52,424,375)
Net notes receivable	1,162,287,975	1,109,191,446

Originated loans held for sale	16,504,244	4,114,284
Originated loans held for investment, net	440,573,798	422,682,795
Accrued interest receivable	21,872,293	22,010,027
Other real estate owned	25,598,245	22,977,725
Deferred financing costs, net	10,850,809	10,622,961
Other receivables	7,567,539	6,614,386
Building, furniture and equipment, net	4,166,410	3,715,908
Income tax receivable	10,050,776	8,594,119
Other assets	983,270	850,897
Total assets	$1,764,014,385	$1,668,357,999

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Notes payable, net of debt discount of $472,660 at March 31, 2007 and $515,799 at December 31, 2006	$1,608,461,012	$1,520,217,264
Financing agreements	83,541,677	55,962,315
Accounts payable and accrued expenses	22,603,553	22,875,527
Repurchase obligation	-	18,094,061
Deferred tax liability	3,686,626	3,655,483
Total liabilities	1,718,292,868	1,620,804,650

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 3,000,000; issued - none	-	-
Common stock and additional paid-in capital, $.01 par value, 22,000,000 authorized shares; issued and outstanding: 8,025,295 at March 31, 2007 and 8,025,295 at December 31, 2006	22,837,024	22,715,180
Retained earnings	22,884,493	24,838,169
Total stockholders’ equity	45,721,517	47,553,349

Total liabilities and stockholders’ equity	$1,764,014,385	$1,668,357,999

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
QUARTERS ENDED MARCH 31, 2007, DECEMBER 31, 2006 AND MARCH 31, 2006 (UNAUDITED)

	March 31, 2007	December 31, 2006	March 31, 2006
Revenues:
Interest income	$38,903,935	$37,286,388	$33,442,311
Purchase discount earned	1,413,558	2,061,454	1,978,963
Gain on sale of notes receivable	-	-	69,049
Gain on sale of originated loans	3,039	185,113	165,872
Gain on sale of other real estate owned	121,175	606,483	801,542
Prepayment penalties and other income	2,099,980	2,040,694	2,205,205
Total revenues	42,541,687	42,180,132	38,662,942

Operating Expenses:
Interest expense	31,559,804	31,189,160	24,491,567
Collection, general and administrative	8,893,445	9,484,646	7,947,880
Provision for loan losses	4,333,464	3,009,952	1,869,130
Amortization of deferred financing costs	775,835	979,524	908,015
Depreciation	347,546	314,071	311,705
Total expenses	45,910,094	44,977,353	35,528,297

(Loss)/income	(3,368,407)	(2,797,221)	3,134,645
Tax (benefit)/provision	(1,414,731)	(1,202,802)	1,347,897
Net (loss)/income	$(1,953,676)	$(1,594,419)	$1,786,748

Net income per common share:
Basic	$(0.25)	$(0.20)	$0.24
Diluted	$(0.25)	$(0.20)	$0.22